Exhibit 4.1

INDENTURE

Dated as of July 6, 2006,

between

CITISTEEL USA HOLDINGS, INC.,

as Issuer,

and

THE BANK OF NEW YORK,

as Trustee and as Collateral Agent

15% Senior Secured Pay-In-Kind Notes due 2010

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310(a)(1)	7.10(a)
(a)(2)	7.10(a)
(a)(3)	7.10(a)
(a)(4)	N.A.
(a)(5)	7.10(a)
(b)	7.03; 7.08; 7.10(a)
(c)	N.A.
311(a)	7.03; 7.11
(b)	7.03; 7.11
312(a)	2.05
(b)	7.07; 10.03
(c)	10.03
313(a)	7.06
(b)	7.06
(c)	7.06
(d)	7.06
314(a)	4.06; 4.21
(b)	11.02
(c)(1)	4.06; 10.04
(c)(2)	10.04
(c)(3)	4.06
(d)	11.03(c)
(e)	10.05
(f)	N.A.
315(a)	7.01(b)
(b)	7.05
(c)	7.01(a)
(d)	7.01(c)
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	10.01
(b)	N.A.
(c)	10.01

N.A. means Not Applicable

NOTE:	This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibit A	-	Form of Initial Note	A
Exhibit B	-	Form of Legend for Global Security	B
Exhibit C	-	Form of Certificate To Be Delivered in Connection with Transfers to Non-QIB Accredited Investors	C
Exhibit D	-	Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S	D

NOTE:	This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

-v-

INDENTURE, dated as of July 6, 2006, between CitiSteel USA Holdings, Inc., a Delaware corporation (the “Company”) and The Bank of New York, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Company has duly authorized the creation of the 15% Senior Secured Pay-In-Kind Notes due 2010 (the “Notes”) and, to provide therefor, the Company has duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary to make the Notes, when duly issued and executed by the Company, as applicable, and authenticated and delivered hereunder, the valid obligations of the Company and to make this Indenture a valid and binding agreement of the Company have been done.

NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein):

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acceleration Notice” has the meaning set forth in Section 6.02.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or any of its Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or the time of such acquisition, merger or consolidation.

“Acquisition” means

(1) an Investment by the Company or any Subsidiary of the Company in any other Person (other than a Restricted Subsidiary of the Company) pursuant to which the Company or such Subsidiary acquires, whether directly or indirectly, the Capital Stock of such other Person or the right to acquire any such Capital Stock (including an Investment in the Indebtedness of such other Person that is convertible in to the Capital Stock of such other Person), or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or other than in the ordinary course of business, any other assets of such Person.

“Administrative Agent” has the meaning set forth in the definition of the term “Credit Agreement”.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 4.14.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“Agent Members” has the meaning set forth in Section 2.14 and means, with respect to DTC, Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Applicable Indebtedness” means:

(1) in respect of any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Indebtedness that is pari passu with the Notes and secured at such time by Collateral; or

(2) in respect of any other asset, Indebtedness that is pari passu with the Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of DTC, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with this Indenture) for value by (x) the Company or any of its Restricted Subsidiaries to any Person other than the Company or (y) a Restricted Subsidiary to any Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company; or

(2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01;

(c) any Restricted Payment permitted under Section 4.09, including a Permitted Investment;

(d) the sale of Cash Equivalents; and

(e) the sale or other disposition of used, worn out, obsolete or surplus equipment.

“Authenticating Agent” has the meaning set forth in Section 2.02.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C.§§101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day that is not a Legal Holiday.

“Capital Expenditures” means for any period expenditures (other than contracts for expenditures under or with respect to operating leases that are accounted for as Capital Leases in accordance with GAAP and in which the Company has no ownership interest and excluding expenditures made with the proceeds of casualty insurance or reinvestment of proceeds of asset dispositions as expressly permitted under Section 4.10) in respect of the purchase or other acquisition of fixed or capital assets that have a useful life of more than one year and that are required to be capitalized in conformity with GAAP.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3) any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

(2) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, other than (A) a transaction in which the surviving or transferee Person is a Person that is controlled by the Permitted Holders or (B) any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(3) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation, winding up or dissolution of the Company;

(4) any Person or Group (other than the Permitted Holders) is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 50% of the total voting power of the Voting Stock of the Company; or

(5) individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Change of Control Offer” has its meaning set forth in Section 4.19.

“Change of Control Payment Date” has its meaning set forth in Section 4.19.

“CitiSteel” means CitiSteel USA, Inc., a Delaware corporation.

“CitiSteel Excess Cash Flow Offer” means an excess cash flow offer permitted to be made by CitiSteel pursuant to the terms of the Floating Rate Note Indenture.

“Clearstream” means Clearstream Banking, societe anonyme, and its successors.

“Collateral” shall mean collateral as such term is defined in the Security Agreement, the Stock Pledge Agreement and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

“Collateral Agent” has the meaning set forth in the preamble of this Indenture or any successor under this Indenture.

“Collateral Agreements” means, collectively, the Security Agreement and the Stock Pledge Agreement, in each case, as the same may be in force from time to time.

“Commodity Agreement” means any hedging agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in commodity prices.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” has the meaning set forth in the preamble to this Indenture or any successor under this Indenture.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense, and interest attributable to write-offs of deferred financing costs; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four consecutive full fiscal quarters (the “Four Quarter Period”) most recently ending on or prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of any such Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date), as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includible pursuant to the definition of “Consolidated Net Income”. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date (including Indebtedness actually incurred on the Transaction Date) and which will continue to be so determined thereafter shall be deemed to have accrued at the average rate per annum on such Indebtedness during the period of four fiscal quarters ending on or most recently ended prior to the Transaction Date; provided that interest on any Indebtedness actually incurred on the Transaction Date shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs); plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

Notwithstanding the foregoing, Consolidated Fixed Charges of a Person shall not include amounts described in clause (1) or (2) of any other Person to the extent the net income of such Person is excluded from Consolidated Net Income by clause (3), (4) or (6) of the definition of Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary gains or losses;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, provided, that such amount shall not be excluded from the calculation of Excess Cash Flow or from the calculation of the Consolidated Fixed Charge Coverage Ratio;

(4) the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly-Owned Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8) the cumulative effect of a change in accounting principles;

(9) interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”;

(10) non-cash charges resulting from the impairment of intangible assets; and

(11) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Corporate Trust Office” shall be the office at the address specified in Section 10.02 hereof, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Covenant Defeasance” has the meaning set forth in Section 8.01(c).

“Credit Agreement” means the Credit Agreement dated as of August 25, 2005, among CitiSteel, CitiSteel PA, Inc., as guarantor, the lenders party thereto (together with their successors and assigns, the “Lenders”) and U.S. Bank National Association, as administrative agent (in such capacity, together with its successors and assigns, the “Administrative Agent”), setting forth the terms and conditions of the new senior revolving credit facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) of the definition of the term “Permitted Indebtedness”) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“CUSIP” has the meaning set forth in Section 2.12.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Code.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depository” means DTC.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such anniversary.

“DTC” means The Depository Trust Company, its nominees and successors.

“Equity Offering” means:

(1) an underwritten registered public offering of Qualified Capital Stock of the Company (or any holding company thereof) for cash, other than pursuant to Form S-8 (or any successor thereto) under the Securities Act and other than shares of Qualified Capital Stock of the Company (or such holding company) issued (A) pursuant to employee benefit plans or as compensation to employees or (B) to any of the Company’s Subsidiaries (or in the case where such Qualified Capital Stock is being issued by such holding company, the Company); and

(2) an unregistered offering of Qualified Capital Stock of the Company (or such holding company) for cash resulting in net proceeds to the Company in excess of $10.0 million.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Cash Flow” means, for any period, the excess of (i) Consolidated EBITDA for such period over (ii) the sum of (A) capital expenditures made in cash by the Company and its Restricted Subsidiaries during such period (other than any such capital expenditures made with insurance or condemnation proceeds) in an aggregate amount not to exceed $7.0 million, (B) the aggregate principal amount of senior secured Indebtedness of the Company and its Restricted Subsidiaries permanently repaid or prepaid during such period by the Company and its Restricted Subsidiaries to any Person (other than the Company or any Restricted Subsidiary), including any Floating Rate Notes permanently repaid in an Excess Cash Flow Offer in respect of such period, (C) the cash portion of Consolidated Interest Expense paid by the Company and its Restricted Subsidiaries during such period and (D) the aggregate amount (without duplication) of all income and franchise taxes paid in cash by the Company and its Restricted Subsidiaries; provided, however, that in no event shall Excess Cash Flow be greater than the amount permitted to be distributed to the Company by CitiSteel in accordance with Section 4.09 of the Floating Rate Note Indenture.

“Excess Cash Flow Offer” has the meaning set forth in Section 4.20.

“Excess Cash Flow Offer Amount” has the meaning set forth in Section 4.20.

“Excess Cash Flow Offer Payment Date” has the meaning set forth in Section 4.20.

“Excess Cash Flow Offer Period” has the meaning set forth in Section 4.20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Assets” has the meaning as set forth in the Security Agreement.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee; provided, however, that with respect to any price less than $2.5 million only the good faith determination by the Company’s senior management shall be required.

“Floating Rate Notes” means the $172,000,000 aggregate principal amount of CitiSteel’s Senior Secured Floating Rate Notes due 2010.

“Floating Rate Note Indenture” means the indenture relating to the Floating Rate Notes.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Global Notes” means, collectively, the 144A Global Notes, the IAI Global Notes, the Regulation S Permanent Global Notes and the Regulation S Temporary Global Notes, as applicable.

“Group” has the meaning set forth in clause (1) of the definition of the term “Change of Control”.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IAI Global Notes” has the meaning set forth in Section 2.01.

“incur” has the meaning set forth in Section 4.08.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs consistent with the Company’s past practice);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8) all Interest Swap Obligations and all Obligations under Currency Agreements and Commodity Agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indemnified Party” has the meaning set forth in Section 7.07.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indenture Documents” means, collectively, this Indenture, the Notes, the Collateral Agreements and the Intercreditor Agreement.

“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Notes” means the Notes issued on the Issue Date.

“Initial Public Offering” means the initial public offering of Common Stock of either the Company or CitiSteel registered under the Securities Act pursuant to a registration statement filed with the SEC other than public offerings with respect to the Common Stock of the Company, CitiSteel or any direct or indirect parent of either the Company or CitiSteel registered on Form S-8.

“Initial Purchaser” means Jefferies & Company, Inc.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among the Administrative Agent, the Trustee, the Collateral Agent and the Company, as the same may be amended, supplemented or modified from time to time.

“Interest Payment Date” means April 1 and October 1 of each year, commencing April 1, 2007.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (other than (x) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and (y) payments to vendors in the ordinary course of business that are recorded as prepaid expenses on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and Section 4.09:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“IPO Offer” has the meaning set forth in Section 4.22.

“IPO Payment Date” has the meaning set forth in Section 4.22.

“IRC” shall mean the Internal Revenue Code of 1986, as amended.

“Issue Date” means July 6, 2006.

“Legal Defeasance” has the meaning set forth in Section 8.01(b).

“Legal Holiday” shall mean, with respect to a particular place of payment, a Saturday, a Sunday or a day on which banking institutions in New York, New York, or at such place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at such place, payment may be made at such place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lenders” has the meaning set forth in the definition of the term “Credit Agreement”.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Maturity Date” means October 1, 2010.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) all taxes and other costs and expenses actually paid or estimated by the Company (in good faith) to be payable in cash in connection with such Asset Sale;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

“Net Proceeds Offer” has the meaning set forth in Section 4.10.

“Net Proceeds Offer Amount” has the meaning set forth in Section 4.10.

“Net Proceeds Offer Payment Date” has the meaning set forth in Section 4.10.

“Net Proceeds Offer Trigger Date” has the meaning set forth in Section 4.10.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the PIK Notes, if any, shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and the PIK Notes, if any.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering” means the offering of the Notes hereunder.

“Offering Circular” means the offering circular of the Company dated June 29, 2006.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal financial officer of the Company, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

“144A Global Notes” has the meaning set forth in Section 2.01.

“Paying Agent” has the meaning set forth in Section 2.03.

“Permitted Business” means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Holders” means H.I.G. Capital LLC, a Delaware limited liability company and its Affiliates.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes and PIK Notes issued as PIK Interest in accordance with the terms of this Indenture;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $20.0 million as such amount may be reduced from time to time as a result of permanent reductions of the revolving commitments thereunder as provided in Section 4.10;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (including the Floating Rate Notes);

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by this Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements, in each case arising in the ordinary course of business of the Company and its Restricted Subsidiaries; provided that in the case of

Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6) intercompany Indebtedness of the Company or a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien (other than a Permitted Lien) in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three Business Days of incurrence;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements, trade obligations or similar obligations, in each case to the extent incurred in the ordinary course of business;

(9) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

(11) Refinancing Indebtedness;

(12) Indebtedness represented by guarantees by the Company or a Restricted Subsidiary of Indebtedness incurred by the Company or a Restricted Subsidiary so long as the incurrence of such Indebtedness by the Company or any such Restricted Subsidiary is otherwise permitted by the terms of this Indenture;

(13) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(14) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with this Indenture; and

(15) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any time outstanding.

For purposes of determining compliance with Section 4.08, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of Section 4.08, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with Section 4.08. Indebtedness under the Credit Agreement that is outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (2) of this definition. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.08.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate with or into the Company or a Restricted Subsidiary, or that transfers or conveys all or substantially all of its assets to the Company or a Restricted Subsidiary;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s Obligations under the Notes and this Indenture;

(3) Investments in cash and Cash Equivalents;

(4) Currency Agreements and Interest Swap Obligations, in each case, entered into (a) in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses, (b) not for speculative purposes and (c) otherwise in compliance with this Indenture;

(5) Investments in the Notes;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10;

(8) Investments in existence on the Issue Date;

(9) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $250,000 at any one time outstanding;

(10) advances to suppliers and customers in the ordinary course of business;

(11) prepaid expenses and deposits in the ordinary course of business for a bona fide business purpose not in excess of $500,000 at any time outstanding; and

(12) additional Investments in an aggregate amount not to exceed $1.0 million at any time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) any judgment Lien not giving rise to an Event of Default;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Purchase Money Indebtedness permitted pursuant to clause (10) of the definition of “Permitted Indebtedness”; provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of the Company or any Restricted Subsidiary of the Company other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(12) Liens securing Indebtedness under Currency Agreements that are permitted under this Indenture;

(13) Liens securing Acquired Indebtedness incurred in accordance with Section 4.08; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(15) Liens securing the Notes and all other monetary obligations under this Indenture;

(16) Liens securing Indebtedness under the Credit Agreement to the extent such Indebtedness is permitted under clause (2) of the definition of the term “Permitted Indebtedness”; and

(17) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with Section 4.08; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Physical Notes” has the meaning set forth in Section 2.14(b).

“PIK Interest” means pay-in-kind interest payable on all outstanding Notes in the form of the issuance of PIK Notes.

“PIK Notes” means all Notes issued as PIK Interest from time to time in accordance with the terms of this Indenture, including, without limitation, the provisions of Section 2.18 and Section 2.02.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Private Placement Legend” means the legend set forth on the Initial Notes in the form set forth in Exhibit A.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Record Date” means any of the Record Dates specified in the Notes, whether or not a Legal Holiday.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for redemption pursuant to this Indenture and the Notes.

“Redemption Price” means, when used with respect to any Note to be redeemed, the price fixed for redemption pursuant to this Indenture and the Notes.

“Reference Date” has the meaning set forth in Section 4.09.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with Section 4.08 (other than pursuant to Permitted Indebtedness) or clauses (1), (3) or (11) of the definition of Permitted Indebtedness, in each case that does not:

(1) have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3) affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness).

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Register” is defined in Section 2.03.

“Registrar” has the meaning set forth in Section 2.03.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Permanent Global Note” means a permanent Global Note deposited with or on behalf of and registered in the name of the Depository or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note deposited with or on behalf of and registered in the name of the Depository or its nominee, issued in a denomination equal to the outstanding principal amount of the Initial Notes initially sold in reliance on Rule 903 of Regulation S.

“Restricted Payment” has the meaning set forth in Section 4.09.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in clause (1) or (2) of Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Stock Pledge Agreement” means the Stock Pledge Agreement, dated as of the Issue Date, made by the Company in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Subsidiary” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Surviving Entity” has the meaning set forth in Section 5.01.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. SS 77aaa-77bbbb) as amended, as in effect on the date of this Indenture.

“Transaction Date” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio”.

“Trustee” has the meaning set forth in the preamble to this Indenture and any successor under this Indenture.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1) the Company certifies to the Trustee in an Officers’ Certificate that such designation complies with Section 4.09; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations of, and obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

“U.S. Legal Tender” means such coin or currency of the United States which, as at the time of payment, shall be immediately available legal tender for the payment of public and private debts.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Restricted Subsidiary of such Person.

Section 1.02. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company or any other obligor on the Notes.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings assigned to them therein.

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) “herein”, “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(6) when the words “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation”; and

(7) all references to Sections or Articles refer to Sections or Articles of this Indenture unless otherwise indicated.

ARTICLE TWO

THE NOTES

Section 2.01. Form and Dating.

The Initial Notes and any PIK Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or DTC rule or usage. Any PIK Notes will be issued with the designation “PIK” on the face of such PIK Note. The Company and the Trustee shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and shall show the date of its authentication.

The terms and provisions contained in the forms of the Note annexed hereto as Exhibit A shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby upon authentication thereof pursuant to this Indenture.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “144A Global Notes”), deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or the nominee of DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B.

Notes offered and sold to Institutional Accredited Investors in reliance on Rule 501(a)(1), (2), (3) or (7) under the Securities Act shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A (the “IAI Global Notes”), deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or the nominee of DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more Regulation S Temporary Global Notes, substantially in the form set forth in Exhibit A, deposited with the Trustee (the “Regulation S Temporary Global Notes”), as custodian for the Depository, and registered in the name of the Depository or the nominee of the Depository for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B.

Following the termination of the Restricted Period, beneficial interests in a Regulation S Temporary Global Note will be exchanged for beneficial interests in a Regulation S Permanent Global Note (which shall be issued substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, and registered in the name of the Depository or the nominee of the Depository, duly executed by the Company and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Exhibit B) pursuant to the Applicable Procedures and the Trustee will cancel the related Regulation S Temporary Global Note.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by participants through Euroclear or Clearstream.

The aggregate principal amount of any Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC, as hereinafter provided.

The definitive Notes shall be typed, printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Notes may be listed, all as determined by the Officer executing such Notes, as evidenced by their execution of such Notes.

Section 2.02. Execution and Authentication; Aggregate Principal Amount.

An Officer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount not to exceed $75,000,000, and (ii) one or more series of PIK Notes in an unlimited amount, in each case, upon written orders of the Company in the form of an Officers’ Certificate, and receipt of an Opinion of Counsel addressed to the Trustee covering such matters as the Trustee reasonably requests, including an opinion relating to the validity and enforceability of the Indenture Documents against the Company. In addition, each Officers’ Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated and whether the Notes are to be Initial Notes or PIK Notes. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes shall have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Unless otherwise provided in the appointment, an Authenticating Agent may authenticate the Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company and Affiliates of the Company.

The Notes shall be issuable in fully registered form only, without coupons, in denominations of $1,000 in principal amount and any integral multiple thereof.

Section 2.03. Registrar and Paying Agent.

The Company shall maintain (or appoint any Person to so maintain on its behalf) an office or agency which shall initially be the Corporate Trust Office, where (a) Notes may be presented or surrendered for registration of transfer or for exchange (the “Registrar”), (b) Notes may be presented or surrendered for payment (the “Paying Agent”) and (c) notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Company may have one or more co-Registrars and one or more additional Paying Agents reasonably acceptable to the Trustee. The term “Paying Agent” or “Registrar” includes any additional Paying Agent or Registrar, as the case may be. The Company and any of its Subsidiaries may act as Paying Agent or Registrar.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall incorporate the provisions of the TIA and implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee in writing, in advance, of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such.

The Company initially appoints the Trustee, as Registrar, Paying Agent and agent for service of demands and notices in connection with the Notes and agent to so maintain the office or agency described under the first paragraph of this Section 2.03, until such time as the Trustee has resigned or a successor has been appointed. The Paying Agent or Registrar may resign upon thirty (30) days’ written notice to the Company. The Company may change any Paying Agent or Registrar without notice to the Holders.

Section 2.04. Obligations of Paying Agent.

The Company shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust separate and apart from, and not commingle with any other properties, for the benefit of the Holders or the Trustee, all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Company or any other obligor on the Notes), and the Company and the Paying Agent shall notify the Trustee of any Default by the Company (or any other obligor on the Notes) in making any such payment. The Company at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Company to the Paying Agent, the Paying Agent shall have no further liability for such assets.

Section 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee before each Record Date and at such other times as the Trustee may request in writing a list as of such date and in such form as the Trustee may reasonably require of the names and addresses of the Holders, which list may be conclusively relied upon by the Trustee.

Section 2.06. Transfer and Exchange.

Subject to the provisions of Sections 2.14 and 2.15, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested; provided, however, that the Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing and such other documents as the Registrar or co-Registrar may reasonably require. To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s or co-Registrar’s written request. No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchanges or transfers pursuant to Sections 2.10, 3.06, 4.10, 4.19, 4.20 or 4.22 in which event the Company shall be responsible for the payment of such taxes).

The Registrar or co-Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business on the day which is fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through DTC, in accordance with this Indenture and the Applicable Procedures.

Section 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims in writing that the Note has been lost, destroyed or wrongfully taken, then, in the absence of written notice to the Company upon its request or the Trustee that such Note has been acquired by a protected purchaser, the Company shall issue and the Trustee shall authenticate a replacement Note of like tenor and principal amount and bearing a number not contemporaneously outstanding if the Trustee’s requirements are met. Except with respect to mutilated Notes, if required by the Trustee or the Company, such Holder must provide an affidavit of lost certificate and an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note, including reasonable fees and expenses of its counsel and of the Trustee and its counsel. In case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof. Every replacement Note shall constitute an obligation of the Company, entitled to the benefits of this Indenture.

Section 2.08. Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Subject to the provisions of Section 2.09, a Note does not cease to be outstanding because the Company or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If on a Redemption Date or the Maturity Date the Paying Agent holds U.S. Legal Tender or U.S. Government Obligations sufficient to pay all of the principal and interest due on the Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Treasury Notes; When Notes Are Disregarded.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver, consent or notice, Notes owned by the Company or any of its Affiliates shall be considered as though they are not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so considered. Notes so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor. The Company shall notify the Trustee, in writing (which notice shall constitute actual notice for purposes of the foregoing sentence), when it or, to its knowledge, any of its Affiliates repurchases or otherwise acquires Notes, of the aggregate principal amount of such Notes so repurchased or otherwise acquired.

Section 2.10. Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and execute and the Trustee shall authenticate temporary Notes upon receipt of a written order of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of temporary Notes to be authenticated and the date on which the temporary Notes are to be authenticated. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate upon receipt of a written order of the Company pursuant to Section 2.02 definitive Notes in exchange for temporary Notes. Until so exchanged, the temporary Notes shall be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.11. Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent, and no one else, shall cancel all Notes surrendered for transfer, exchange, payment or cancellation. Subject to Section 2.07, the Company may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11. The Trustee shall dispose of all cancelled Notes in accordance with customary procedures or, subject to the requirements of law, at the written request of the Company, shall return the same to the Company.

Section 2.12. CUSIP Numbers.

A “CUSIP” number shall be printed on the Notes, and the Trustee shall use the CUSIP number in notices of redemption, purchase or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in any CUSIP number relating to the Notes.

Section 2.13. Deposit of Moneys.

Prior to 11:00 a.m. New York City time on each Interest Payment Date and the Maturity Date, the Company shall deposit with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date or the Maturity Date, as the case may be. To the extent that such deposit is insufficient to make such cash payments, the Company shall provide the Trustee an Officers’ Certificate instructing the Trustee as to the amount and recipient of payments pursuant to Section 4.01 as to which the Trustee shall be entitled to rely solely thereupon without further investigation.

Section 2.14. Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of DTC or the nominee of DTC, (ii) be delivered to the Trustee as custodian for DTC and (iii) bear legends as set forth in Exhibit B.

Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC, or the Trustee as its custodian, or under any Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Global Note.

(b) Transfers of the Global Notes shall be limited to transfers in whole, but not in part, to DTC, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged in accordance with the Applicable Procedures of DTC and the provisions of Section 2.17; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Notes may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). In addition, Notes in the form of certificated Notes in registered form in substantially the form set forth in Exhibit A hereto (the “Physical Notes”) shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for the Global Notes and a successor depository is not appointed by the Company within ninety (90) days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC to issue Physical Notes; provided that a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Physical Note or transferred to a Person who takes delivery thereof in the form of a Physical Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(c) Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note shall, upon transfer, cease to be an interest in such Global Note and become a beneficial interest in such other Global Note and, accordingly, shall thereafter be subject to all transfer restrictions, if any, and other procedures applicable to a beneficial interest in such other Global Notes for as long as it remains such an interest.

(d) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.14, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and aggregate principal amount.

(e) In connection with the transfer of an entire Global Note to beneficial owners pursuant to clause (b) of this Section 2.14, the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by DTC in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Physical Notes of authorized denominations.

(f) Any Physical Note constituting a Restricted Security delivered in exchange for an interest in the Global Note pursuant to clause (b) or (c) shall, except as otherwise provided by clauses (a)(i)(x) and (c) of Section 2.16, bear the legend regarding transfer restrictions applicable to the Physical Notes set forth in Exhibit A.

(g) The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.15. Restrictive Legends.

Each Global Note and each physical Note that is a Restricted Security shall bear the Private Placement Legend on the face thereof until after the second anniversary of the later of the Issue Date and the last date in which the Company or any Affiliate of the Company was the owner of such Note.

Section 2.16. Special Transfer Provisions.

(a) Transfers to Non-QIB Institutional Accredited Investors and Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security (or a beneficial interest therein) to any Institutional Accredited Investor which is not a QIB or to any Non-U.S. Person:

(i) the Registrar shall register the transfer of any Physical Note constituting a Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer is after July 6, 2008 or (y) (1) in the case of a transfer to an Institutional Accredited Investor which is not a QIB (excluding Non-U.S. Persons), the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit C hereto or (2) in the case of a transfer to a Non-U.S. Person, the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit D hereto, whereupon the Registrar shall reflect on its books and records the date and the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and principal amount; or

(ii) if the proposed transferor is an Agent Member holding a beneficial interest in a Global Note and the proposed transferee is an Agent Member who will hold a beneficial interest in a Global Note, the Registrar shall register such transfer upon receipt of (x) the certificate, if any, required by clause (i) above and (y) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred and a corresponding increase in the Global Note to which such beneficial interest is transferred; or

(iii) if the proposed transferor is an Agent Member holding a beneficial interest in a Global Note and the proposed transferee’s interest will be evidenced by a Physical Note, the Registrar shall register such transfer upon receipt of (x) the certificate, if any, required by clause (i) above and (y) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and principal amount or

(iv) if the proposed transferee is an Agent Member and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in a Global Note, the Registrar shall register such transfer upon receipt of (x) the certificate, if any, required by clause (i) above and (y) instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, whereupon the Registrar shall reflect on its books and records the date and an increase in the principal amount of such Global Note in an amount equal to the principal amount of the Physical Notes to be transferred and the Trustee shall cancel the Physical Notes so transferred.

(b) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note constituting a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons):

(i) The Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

(ii) Subject to compliance with clause (i), if the proposed transferee is an Agent Member, and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the Global Note, upon receipt by the Registrar of instructions given in accordance with the Applicable Procedures and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note in an amount equal to the principal amount of the Physical Notes to be transferred, and the Trustee shall cancel the Physical Notes so transferred.

(iii) Subject to compliance with clause (i), if the Notes to be transferred consist of Physical Notes, the Registrar shall reflect on its books and records the date and the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and principal amount.

(iv) Subject to compliance with clause (i), if the proposed transferor is an Agent Member holding a beneficial interest in a Global Note and the proposed transferee is an Agent

Member who will hold a beneficial interest in a Global Note, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred and a corresponding increase in the Global Note to which such beneficial interest is transferred.

(v) Subject to compliance with clause (i), if the proposed transferor is an Agent Member holding a beneficial interest in a Global Note and the proposed transferee’s interest will be evidenced by a Physical Note, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and principal amount.

(c) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the circumstance contemplated by clause (a)(i)(x) of this Section 2.16 exists or (ii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

(d) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it shall transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.14 or this Section 2.16. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by DTC.

Section 2.17. Transfers of Global Notes and Physical Notes.

A transfer of a Global Note or a Physical Note (including the right to receive principal and interest payable thereon) may be made only by the Registrar’s entering the transfer in the Register. Prior to such entry, the Company shall treat the person in whose name such Note is registered as the owner of the Note for all purposes.

Section 2.18. Issuance of PIK Notes. The Company shall be entitled to issue PIK Notes under this Indenture which shall have identical terms as the Initial Notes. The Initial Notes and any PIK Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any PIK Notes, the Company shall deliver to the Trustee:

(1) no later than the record date for the relevant interest payment date, a written notice setting forth the extent to which such interest payment will be made in the form of PIK interest; and

(2) no later than one Business Day prior to the relevant interest payment date, an order to authenticate and deliver such PIK Notes.

Any PIK Notes shall, after being executed and authenticated pursuant to Section 2.02, be (i) delivered by the Trustee to such Holders as of the relevant record date at such Holders’ registered address that hold Notes in the form of Physical Notes, or (ii) deposited with or on behalf of DTC for the benefit of the beneficial owners of the Notes as of the relevant record date with respect to the Notes that are held in Global form.

ARTICLE THREE

REDEMPTION

Section 3.01. Optional Redemption.

The Company may, at its option, redeem the Notes, in whole or in part, at specified times and under specified conditions, as set forth in Section 5 of the Notes. If the Company elects to redeem Notes pursuant to Section 5 of the Notes, it shall, at least forty-five (45) days (or such shorter period as the Trustee may agree) before the Redemption Date, furnish to the Trustee and Paying Agent an Officers’ Certificate setting forth the Redemption Date and the principal amount of the Notes to be redeemed and the Section of this Indenture or the Section of Notes pursuant to which the redemption shall occur.

Each Officers’ Certificate provided for in this Section 3.01 shall be accompanied by an Opinion of Counsel stating that such redemption complies with the conditions contained herein and in the Notes.

Section 3.02. Selection of Notes To Be Redeemed.

If fewer than all of the Notes are to be redeemed pursuant to Section 5 of the Notes, the selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or

(2) if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate; provided that no partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount at maturity thereof, to be redeemed. Notes in denominations of $1,000 in principal amount at maturity may be redeemed only in whole. The Trustee may select for redemption portions (equal to $1,000 in principal amount at maturity or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

At least thirty (30) days but not more than sixty (60) days before a Redemption Date, the Company shall mail or cause to be mailed a notice of redemption by first class mail, postage prepaid, to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee and any Paying Agent. At the Company’s written request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. Failure to give notice of redemption, or any defect therein to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Note.

Each notice of redemption shall identify the Notes to be redeemed and shall state:

(1) the Redemption Date;

(2) the Redemption Price and the amount of accrued interest to be paid;

(3) the name and address of the Paying Agent;

(4) the CUSIP number;

(5) the subsection of the Notes pursuant to which such redemption is being made;

(6) the place where such Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest;

(7) that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date in accordance with Section 3.05, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price plus accrued interest upon surrender to the Paying Agent of the Notes redeemed;

(8) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof shall be issued; and

(9) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption.

If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of DTC applicable to redemption.

Section 3.04. Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes or portions thereof called for redemption shall become irrevocably due and payable on the Redemption Date and at the Redemption Price plus accrued interest. Upon surrender to the Trustee or Paying Agent, such Notes or portions thereof called for redemption shall be paid at the Redemption Price plus accrued interest thereon to the Redemption Date, but installments of interest the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates referred to in the Notes.

Section 3.05. Deposit of Redemption Price.

On or before the Redemption Date and in accordance with Section 2.14, the Company shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price of, plus accrued interest on all Notes or portions thereof to be redeemed on that date.

The Paying Agent shall promptly return to the Company any U.S. Legal Tender so deposited which is not required for that purpose, except with respect to monies owed as obligations to the Trustee pursuant to Article Seven.

Unless the Company fails to comply with the preceding paragraph and defaults in the payment of such Redemption Price plus accrued interest, interest on the Notes to be redeemed shall cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is to be redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder a new Note or Notes equal in principal amount to the unredeemed portion of the Note surrendered.

ARTICLE FOUR

COVENANTS

Section 4.01. Payment of Notes.

The Company shall pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. An installment of principal of, premium, if any, and interest on the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company or an Affiliate of the Company) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment in full. The Company shall pay interest on overdue principal at 1% per annum in excess of the rate per annum set forth in the Notes, and it shall pay interest on overdue installments of interest, if any, at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States from principal or interest payments hereunder.

Section 4.02. Maintenance of Office or Agency.

The Company shall maintain (or appoint any Person to so maintain on its behalf) the office or agency required under Section 2.03. The Company shall give prior written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

Section 4.03. Corporate Existence.

Except as otherwise permitted by Article Four and Article Five, the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence and the limited liability company, partnership or corporate existence of each of the Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and franchises of the Company and each such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve, with respect to any Restricted Subsidiary, any such existence, material right or franchise, if the Board of Directors of the Company shall determine in good faith as evidence by a Board Resolution, that the preservation thereof is not material to and no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.04. Payment of Taxes and Other Claims.

The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or any of the Restricted Subsidiaries or its properties or any of the Restricted Subsidiaries’ properties and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its properties or any of its Restricted Subsidiaries’ properties; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being or shall be contested in good faith by appropriate negotiations or proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken.

Section 4.05. Maintenance of Properties and Insurance; Compliance with Laws.

(a) The Company shall, and shall cause each of its Restricted Subsidiaries to, maintain in good working order and condition in all material respects (subject to ordinary wear and tear) its properties that are used or useful in the conduct of its business and that are material to the conduct of such business, and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 4.05 shall prevent the Company or any of the Restricted Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of the Company or the Restricted Subsidiary concerned, as the case may be, desirable in the conduct of its businesses and would not reasonably be expected to have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

(b) The Company shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the Company, is adequate and appropriate for the conduct of the business of the Company and the Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof.

(c) The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable statutes, rules, regulations, orders and restrictions of the United States, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its businesses and the ownership of its properties, except for such noncompliances as are not in the aggregate reasonably likely to have a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or the ability of the Company to perform its obligations hereunder.

Section 4.06. Compliance Certificate; Notice of Default.

(a) The Company shall deliver to the Trustee, within ninety (90) days after the end of the Company’s fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers (one of the signatories thereto being the principal executive officer, principal financial officer or principal accounting officer) with a view to determining whether they have kept, observed, performed and fulfilled their obligations under this Indenture and the other Indenture Documents and further stating, as to each such Officer signing such certificate, to the best of such Officer’s actual knowledge the Company and its Restricted Subsidiaries during such preceding fiscal year kept, observed, performed and fulfilled each and every condition and covenant under this Indenture and the other Indenture Documents in all material respects and at the date of such certificate there is no Default or Event of Default that has occurred and is continuing or, if such signers do know of such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status with particularity.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the annual financial statements delivered pursuant to Section 4.18 shall be accompanied by a written report of the Company’s independent accountants (who shall be a firm of established national reputation) stating whether, in conducting their audit of such financial statements, any Default or Event of Default as they relate to accounting matters has come to their attention or, if they believe that any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Company shall, so long as any Notes are outstanding, upon any Officer of the Company becoming aware of any Default or Event of Default, deliver to the Trustee and Collateral Agent an Officers’ Certificate specifying such Default or Event of Default within five (5) Business Days of such Officer becoming aware of such occurrence.

Section 4.07. Waiver of Stay, Extension or Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal of, premium, if any, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee or Collateral Agent, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.08. Limitation on Incurrence of Additional Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that (1) if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness) that is subordinated to and matures at least 91 days after the Notes if on the date of the incurrence of such Indebtedness the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis will be, after giving effect to the incurrence thereof, greater than 2.50 to 1.0 and (2) if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness.

(b) The Company will not, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is contractually subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made contractually subordinated to the Obligations of the Company under the Notes and this Indenture pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company. In addition, the Company will not consensually permit any of its Restricted Subsidiaries to guarantee any Indebtedness or other liabilities of the Company unless each such Restricted Subsidiary also guarantees the Obligations of the Company under the Notes and this Indenture pursuant to a guarantee in form and substance satisfactory to the Trustee (and with such documentation relating thereto as the Trustee may request, including, without limitation, opinions of counsel as to the enforceability of such guarantee); provided, that if any such Indebtedness of the Company that is so guaranteed by any such Restricted Subsidiary is contractually subordinated to the Notes, such guarantee by such Restricted Subsidiary of such Indebtedness shall be made contractually subordinated to the guarantee of such Restricted Subsidiary in respect of the Obligations of the Company under the Notes and this Indenture pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Restricted Subsidiary.

Section 4.09. Limitation on Restricted Payments.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company and dividends and distributions payable to the Company or another Restricted Subsidiary of the Company) on or in respect of shares of Capital Stock of the Company or its Restricted Subsidiaries to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or its Restricted Subsidiaries (other than any such Capital Stock held by the Company or any Restricted Subsidiary);

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes; or

(4) make any Investment (other than Permitted Investments),

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) (x) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance Section 4.08(a)(1) and (y) CitiSteel is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08(a)(2); or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(A) 25% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned during the period beginning on the first day of the first fiscal quarter after September 1, 2007 and ending on the last day of the Company’s most recent fiscal quarter ending prior to the date the Restricted Payment occurs for which financial statements are available (the “Reference Date”) (treating such period as a single accounting period); plus

(B) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(C) without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date; plus

(D) 100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of the Company that have been converted into or exchanged for Qualified Capital Stock of the Company subsequent to the Issue Date and on or prior to the Reference Date; plus

(E) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any of its Restricted Subsidiaries, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Person or Unrestricted Subsidiary.

In the case of clauses (iii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of the Company financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company, shall be excluded until and to the extent such borrowing is repaid.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

(2) the acquisition of any shares of Qualified Capital Stock of the Company, either (i) solely in exchange for other shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

(3) the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of the Company) within 60 days after such sale of (a) shares of Qualified Capital Stock of the Company or (b) if no Default or Event of Default would exist after giving effect thereto, Refinancing Indebtedness;

(4) an Investment either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company within 60 days after such sale;

(5) the repurchase or other acquisition of shares of Capital Stock of the Company from employees, former employees, directors or former directors of the Company (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $500,000;

(6) repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price (and related withholding tax) of such options, warrants or other similar rights;

(7) payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or any of its Restricted Subsidiaries;

(8) the application of the proceeds from the issuance of the Notes on the Issue Date as described under the “Use of Proceeds” section of the Offering Circular;

(9) after the Company has consummated an Excess Cash Flow Offer, the payment of any dividend or other distribution by the Company to the extent that the amount of such dividend or other distribution shall not exceed the difference between 75% of the Company’s Excess Cash Flow and the amount paid to Holders in such Excess Cash Flow Offer;

(10) the payment of any dividend or other distribution by the Company so long as the Company has paid interest on the Notes in cash for the most recent interest payment date, will pay interest on the Notes in cash on the next succeeding interest payment date and reasonably expects to pay interest on the Notes in cash for the next then succeeding interest payment date, to the extent that such dividend or other distribution shall not exceed the amount of cash distributable to the Company in accordance with Section 4.09(iii) of the Floating Rate Note Indenture less 75% of the Company’s Excess Cash Flow; and

(11) other Restricted Payments in an aggregate amount not to exceed $2.0 million after September 1, 2007.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this Section 4.09 amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a) and (4)(ii) shall be included in such calculation.

During the period from the date of the commencement by CitiSteel of an Excess Cash Flow Offer for any fiscal year to the first business day immediately succeeding the closing of an Excess Cash Flow Offer for such fiscal year, the Company will not permit CitiSteel or any of CitiSteel’s Restricted Subsidiaries to make any Restricted Payment that would limit the ability of CitiSteel to make a dividend or distribution to the Company in an amount sufficient to permit the Company to satisfy its obligations to make or consummate an Excess Cash Flow Offer.

On the last Business Day of each fiscal quarter the Company shall deliver to the Trustee an Officers’ Certificate stating that the Restricted Payments made by the Company during such fiscal quarter complied with this Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

Section 4.10. Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to the Company or any of its Subsidiaries with respect to such liabilities; and

(3) the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a) to repay Indebtedness of CitiSteel and/or any Restricted Subsidiary (including the Credit Agreement and the Floating Rate Notes) and, if such Indebtedness is incurred pursuant to revolving commitments, permanently reduce such commitment thereunder in the amount of the Indebtedness so repaid;

(b) to make (or enter into a definitive agreement committing to do so not later than 180 days after the date that is 360 days following the date of receipt of such Net Cash Proceeds) an investment in property, plant, equipment or other non-current assets that replace the properties and assets that were the subject of such Asset Sale (including the repayment of indebtedness incurred in advance to replace such properties or assets) or that will be used or useful in a Permitted Business (including expenditures for maintenance, repair or improvement of existing properties and assets) or the acquisition of all of the Capital Stock of a Person engaged in a Permitted Business; provided that such definitive agreement will be treated as a permitted application of the Net Cash Proceeds from the date of such agreement until and only until the earlier of (x) the date on which such investment or acquisition, as applicable, is consummated and (y) the 180th day following the expiration of the aforementioned 360-day period. If the investment or acquisition, as applicable, contemplated by such definitive agreement is not consummated on or before such 180th day and the Company or such Restricted Subsidiary will not have applied such Net Cash Proceeds pursuant to clause (a) of this paragraph on or before such 180th day, such definitive agreement will be deemed not to have been a permitted application of Net Cash Proceeds; or

(c) a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of Net Cash Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a “Net

Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and all holders of other Applicable Indebtedness (other than Indebtedness under the Credit Agreement) containing provisions similar to those set forth in this Section 4.10 on a pro rata basis, the maximum principal amount of Notes and such other Applicable Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof (or if such Indebtedness was issued with original issue discount, 100% of the accreted value), plus accrued and unpaid interest thereon to the date of purchase.

The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01, which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this Section 4.10, and shall comply with the provisions of this Section 4.10 with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.10.

Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of principal of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule or regulation;

(b) this Indenture and the Collateral Agreements;

(c) customary non-assignment provisions of any lease or license of any Restricted Subsidiary of the Company to the extent such provisions restrict the transfer of the lease or license or the property leased or licensed thereunder;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) the Credit Agreement (and all replacements or substitutions thereof on terms no more adverse to the Holders and no less favorable or more onerous to the Company and its Restricted Subsidiaries) and the Floating Rate Note Indenture;

(f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date (and all replacements or substitutions thereof on terms no more adverse to the Holders and no less favorable or more onerous to the Company and its Restricted Subsidiaries);

(g) restrictions on the transfer of assets subject to any Lien permitted under this Indenture;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(i) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(j) restrictions contained in the terms of the Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of this Indenture; provided, that such restrictions relate only to the assets financed with such Indebtedness;

(k) restrictions in other Indebtedness incurred in compliance with Section 4.08; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (b), (e) and (f) above;

(l) restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(m) restrictions on the ability of any Foreign Restricted Subsidiary to make dividends or other distributions resulting from the operation of covenants contained in documentation governing Indebtedness of such Subsidiary permitted under this Indenture; or

(n) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e) or (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e) or (f).

Section 4.12. Limitation on Issuances and Sales of Capital Stock of Subsidiaries.

The Company will not permit or cause any of its Restricted Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Wholly-Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) to own or hold any Capital Stock of any Restricted Subsidiary of the Company or any Lien or security interest therein (other than Permitted Liens and other than as required by applicable law); provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under Section 4.09 if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of Section 4.10.

Section 4.13. Limitation on Liens.

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom. Notwithstanding anything to the contrary in the immediately preceding sentence, no Restricted Subsidiary of the Company may grant any Liens (other than Permitted Liens) upon any of its assets to secure any Indebtedness or other liabilities of the Company unless it shall have granted Liens on such assets to secure the Notes on an equal and ratable basis.

Section 4.14. Limitations on Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than:

(x) Affiliate Transactions permitted under clause (b) below, and

(y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

With respect to all Affiliate Transactions that involve a Fair Market Value in excess of $500,000 (other than those listed in clause (b) below), the Company shall deliver an Officers’ Certificate to the Trustee certifying that such transactions are in compliance with clause (a)(y) of the preceding paragraph. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $1.0 million shall be approved by a majority of the members of the Board of Directors of the Company (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $5.0 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in clause (a) of this Section 4.14 shall not apply to:

(1) reasonable fees and compensation paid to, advances to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture;

(3) any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Permitted Investments of the type described under clauses (8), (9) and (11) thereof and Restricted Payments permitted by this Indenture;

(5) any merger or other transaction with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction or creating a holding company of the Company; and

(6) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

Section 4.15. Impairment of Security Interest.

Subject to the Intercreditor Agreement, neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral. The Company shall not grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent), to retain any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Intercreditor Agreement and the Collateral Agreements. The Company shall, at its sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

Section 4.16. Conduct of Business.

The Company will not engage in any business other than the ownership of the Capital Stock of CitiSteel and activities incidental thereto, and will not permit any of its Restricted Subsidiaries to engage in any business other than any Permitted Business.

Section 4.17. Reports to Holders. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and, upon request, to the Holders:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports,

in each case within the time periods specified in the SEC’s rules and regulations, provided that any breach of this covenant shall be cured upon the furnishing of such late report within 20 days of the date on which such report was required to be furnished.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

In addition, the Company has agreed that for so long as any Notes remain outstanding, it will furnish to the Holders upon their request, the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act.

Notwithstanding the foregoing, the delivery of all information and reports filed with the SEC by CitiSteel with additional disclosures of material differences between the Company and CitiSteel will satisfy this covenant, other than audited and unaudited financial statements which must be separately prepared for the Company.

Section 4.18. Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, any Collateral Agreement or the Intercreditor Agreement unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.19. Repurchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes using immediately available funds pursuant to the requirements described in clause (b) below (the “Change of Control Offer”), at a purchase price in cash equal to 110% of the principal amount of such Holder’s tendered Notes on the date of purchase, plus accrued and unpaid interest to the date of purchase.

(b) Within 30 days following the date upon which the Change of Control occurred, the Company shall send, by registered first-class mail, an offer to each record Holder as shown on the register of Holders, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. The offer to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such offer shall state:

(1) that the Change of Control Offer is being made pursuant to this Section 4.19 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the purchase date (which unless otherwise required by law shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed) (the “Change of Control Payment Date”);

(3) that any Note not tendered shall continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) Holders electing to have a Note purchased pursuant to a Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the offer (or otherwise comply with applicable DTC procedures) prior to the close of business on the third Business Day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five (5) Business Days prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

(7) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof; and

(8) the circumstances and relevant facts regarding such Change of Control.

If any of the Notes subject to the Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to comply with the procedures of the Depository applicable to purchases.

On or before the Change of Control Payment Date, the Company shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus of, accrued interest on all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so tendered the purchase price for such Notes and the Company shall promptly issue and the Trustee shall promptly (but in any case not later than five days after the Change of Control Payment Date) authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly mailed by the Company to the Holders thereof. For purposes of this Section 4.19, the Trustee shall act as the Paying Agent.

Any amounts remaining after the purchase of Notes pursuant to a Change of Control Offer shall be returned by the Paying Agent to the Company.

Neither the Board of Directors of the Company nor the Trustee may waive the Company’s obligation to offer to purchase the Notes pursuant to this Section 4.19.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 4.19 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.19, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.19 by virtue thereof.

Section 4.20. Excess Cash Flow Offer.

(a) After the end of any fiscal year with respect to which the Company has Excess Cash Flow (starting with the year ending January 1, 2008), the Company shall apply an amount (the “Excess Cash Flow Offer Amount”) equal to 75% of such Excess Cash Flow for such fiscal year to make an offer to the Holders to repurchase all or a portion (in integral multiples of principal amount of $1,000) of their Notes with an aggregate repurchase price in cash equal to the Excess Cash Flow Offer Amount pursuant to and subject to the conditions contained in this Indenture (an “Excess Cash Flow Offer”). Each Excess Cash Flow Offer will remain open for a period of twenty (20) Business Days and no longer, unless a longer period is required by law (the ”Excess Cash Flow Offer Period”). Promptly after the termination of the Excess Cash Flow Offer Period, the Company will purchase and mail or deliver payment (up to the Excess Cash Flow Offer Amount) for the Notes or portions thereof tendered, pro rata (based on amounts tendered) or by such other method as may be required by law, or, if less than the Excess Cash Flow Offer Amount has been tendered, all Notes tendered pursuant to the Excess Cash Flow Offer.

(b) If the Company is required to make an Excess Cash Flow Offer pursuant to clause (a) of this Section 4.20, the Company must send within 90 days after the end of such fiscal year, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Excess Cash Flow Offer. Such offer shall state:

(1) the purchase price;

(2) the Excess Cash Flow Offer Period;

(3) that the Company is making an Excess Cash Flow Offer;

(4) that any Note not tendered will continue to accrue interest, if applicable;

(5) that unless the Company defaults on the payment of the purchase price, any Notes accepted for payment pursuant to the Excess Cash Flow Offer will cease to accrue interest after the Excess Cash Flow Offer Period;

(6) the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Excess Cash Flow Offer Payment Date”); and

(7) the address of the Paying Agent and the procedures that a Holder of Notes must follow to accept the Excess Cash Flow Offer or to withdraw such acceptance in accordance with this Section 4.20.

(c) Holders electing to have a Note purchased pursuant to an Excess Cash Flow Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Excess Cash Flow Offer Payment Date. If only a portion of a Note is purchased pursuant to an Excess Cash Flow Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to an Excess Cash Flow Offer will be cancelled and cannot be reissued.

(d) Promptly after the termination of the Excess Cash Flow Offer Period, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Excess Cash Flow Offer;

(2) deposit with the Paying Agent in cash an amount equal to 102% of the principal amount thereof, plus accrued but unpaid interest, if any, thereon to the Excess Cash Flow Offer Payment Date in respect of all Notes or portions thereof so tendered; provided that the aggregate amount so deposited shall not exceed the Excess Cash Flow Offer Amount; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(e) With respect to each Excess Cash Flow Offer, the Company shall be entitled to reduce the applicable Excess Cash Flow Offer Amount with respect thereto by the aggregate repurchase price of any Notes theretofore repurchased by the Company in the open market (to the extent such amount has not previously reduced any Excess Cash Flow Offer Amount). If the aggregate repurchase price of Notes tendered pursuant to any Excess Cash Flow Offer is less than the applicable Excess Cash Flow Offer Amount, the Company may, subject to the other provisions of this Indenture, use any such Excess Cash Flow for any other lawful purpose.

(f) In each Excess Cash Flow Offer, the Company will be required to repurchase Notes validly tendered in response to such Excess Cash Flow Offer in accordance with the procedures (including proration in the event of oversubscription) set forth in this Section 4.20.

(g) Notwithstanding the foregoing, the repurchase of Notes by the Company pursuant to any Excess Cash Flow Offer shall be limited to the extent it would breach any covenant under the Credit Agreement or the Floating Rate Note Indenture (in each case, as in effect on the Issue Date) that limits the making of any dividends or distributions by any Restricted Subsidiary of the Company to the Company.

(h) During the period from the date of the commencement by CitiSteel of an Excess Cash Flow Offer for any fiscal year to the first business day immediately succeeding the closing of an Excess Cash Flow Offer for such fiscal year, the Company will not permit CitiSteel or any of CitiSteel’s Restricted Subsidiaries to make any Restricted Payment that would limit the ability of CitiSteel to make a dividend or distribution to the Company in an amount sufficient to permit the Company to satisfy its obligations to make or consummate such Excess Cash Flow Offer.

(i) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.20 the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.20 by virtue thereof.

Section 4.21. Limitation on Acquisitions and Capital Expenditures.

The Company and its Restricted Subsidiaries shall not make Acquisitions or Capital Expenditures in excess of $12.0 million in the aggregate in any fiscal year, plus up to $2 million of unused amounts, if any, carried over from the preceding fiscal year, provided that any such Acquisitions made shall consist of Permitted Investments of the type described in clause (1) of the definition thereof.

Section 4.22. Repurchase upon an Initial Public Offering.

(a) Following an Initial Public Offering, each Holder will have the right to require that the Company repurchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes using immediately available funds pursuant to the offer described in clause (b) below (the “IPO Offer”), at a purchase equal to 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

(b) Within 30 days following the date upon which an Initial Public Offering closes, the Company shall send, by registered first-class mail, an offer to each record Holder as shown on the register of Holders, with a copy to the Trustee, which offer shall govern the terms of the IPO Offer. The offer to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the IPO Offer. Such offer shall state:

(1) that the IPO Offer is being made pursuant to this Section 4.22 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment;

(2) the purchase price (including the amount of accrued interest) and the purchase date (which unless otherwise required by law shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed) (the “IPO Payment Date”);

(3) that any Note not tendered shall continue to accrue interest;

(4) that, unless the Company defaults in making payment therefor, any Note accepted for payment pursuant to the IPO Offer shall cease to accrue interest after the IPO Payment Date;

(5) Holders electing to have a Note purchased pursuant to an IPO Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the offer (or otherwise comply with applicable DTC procedures) prior to the close of business on the third Business Day prior to the IPO Payment Date. If only a portion of a Note is purchased pursuant to an IPO Offer, a new Note in a principal amount equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to an IPO Offer will be cancelled and cannot be reissued;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than five (5) Business Days prior to the IPO Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

(7) that Holders whose Notes are purchased only in part shall be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof; and

(8) the circumstances and relevant facts regarding such IPO.

If any of the Notes subject to the IPO Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to comply with the procedures of the Depository applicable to purchases.

On or before the IPO Payment Date, the Company shall, to the extent lawful (i) accept for payment Notes or portions thereof properly tendered pursuant to the IPO Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the purchase price plus of, accrued interest on all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to the Holders of Notes so tendered the purchase price for such Notes and the Company shall promptly issue and the Trustee shall promptly (but in any case not later than five days after the IPO Payment Date) authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly mailed by the Company to the Holders thereof. For purposes of this Section 4.22, the Trustee shall act as the Paying Agent.

Any amounts remaining after the purchase of Notes pursuant to a IPO Offer shall be returned by the Paying Agent to the Company.

Neither the Board of Directors of the Company nor the Trustee may waive the Company’s obligation to offer to purchase the Notes pursuant to this Section 4.22.

The Company shall not be required to make an IPO Offer upon the closing of an Initial Public Offering if a third party makes the IPO Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 4.22 and purchases all Notes validly tendered and not withdrawn under such IPO Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an IPO Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.22, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.22 by virtue thereof.

ARTICLE FIVE

SUCCESSOR CORPORATION

Section 5.01. Merger, Consolidation and Sale of Assets.

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, (i) by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal, premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and this Indenture on the part of the Company to be performed or observed thereunder and (ii) by amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith such person shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.08;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Section 5.02. Successor Entity Substituted.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not surviving or the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution the Company shall be released from its obligations under this Indenture.

ARTICLE SIX

DEFAULT AND REMEDIES

Section 6.01. Events of Default. The following events are defined as “Events of Default”:

(1) the failure to pay interest on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal of, or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, an Excess Cash Flow Offer, a Net Proceeds Offer or an IPO Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in this Indenture (other than the payment of the principal of, or premium, if any, or interest, on any Note) or any Collateral Agreement which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.01, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6) the Company or any Significant Subsidiary (A) commences a voluntary case or proceeding under any Bankruptcy Code with respect to itself, (B) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Code, (C) consents to the appointment of a Custodian of it or for substantially all of its property, (D) makes a general assignment for the benefit of its creditors; or (E) takes any corporate action to authorize or effect any of the foregoing;

(7) a court of competent jurisdiction enters an order or decree that (A) is an order for relief in respect of the Company or any Significant Subsidiary in an involuntary case under any Bankruptcy Code, (B) appoints a Custodian of the Company or any Significant Subsidiary or for substantially all of its property or (C) orders the winding-up or liquidation of its affairs; and such order or decree shall remain unstayed and in effect for a period of sixty (60) consecutive days;

(8) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement; or

(9) the Company, directly or indirectly, contests in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement.

Section 6.02. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) with respect to the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare all principal of and premium, if any, and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee and the Collateral Agent specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

(b) If an Event of Default specified Section 6.01(6) or (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after an Acceleration Notice has been provided with respect to the Notes as described in Section 6.02(a) and (b), the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest, that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(6) or (7), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

(d) No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, each of the Trustee and the Collateral Agent may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest on the Notes or, subject to the Intercreditor Agreement, to enforce the performance of any provision of the Notes, this Indenture or any of the other Indenture Documents.

Each of the Trustee and the Collateral Agent may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults.

Subject to Sections 2.09, 6.02, 6.07 and 9.02, the Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default and its consequences, except (other than as provided in Section 6.02(c)) a default in the payment of the principal of or premium, if any, or interest on any Notes. When a Default or Event of Default is waived, it is cured and ceases to exist.

Section 6.05. Control by Majority.

Subject to Section 2.09 and any applicable law, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent, as the case may be, or exercising any trust or power conferred on the Trustee or the Collateral Agent, as the case may be, including, without limitation, any remedies provided for in Section 6.03. Subject to Section 7.01 and 7.02(f), however, the Trustee or the Collateral Agent, as the case may be, may refuse to follow any request, order or direction (which request, order or direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing) that the Trustee or the Collateral Agent, as the case may be, reasonably believes conflicts with any applicable law, the Intercreditor Agreement or of the other Indenture Documents, that the Trustee or the Collateral Agent, as the case may be, determines may be unduly prejudicial to the rights of another Holder, and unless the Holders have offered the Trustee or the Collateral Agent, as the case may be, reasonable indemnity in respect thereof; provided that the Trustee or the Collateral Agent, as the case may be, may take any other action deemed proper by the Trustee or the Collateral Agent, as the case may be, which is not inconsistent with such direction (which direction, if sent to the Trustee or the Collateral Agent, as the case may be, shall be in writing).

Section 6.06. Limitation on Suits.

No Holder of any Notes shall have any right to institute any proceeding with respect to this Indenture or the Notes or any remedy hereunder unless:

(1) the Holder gives to the Trustee written notice of a continuing Event of Default;

(2) subject to Section 2.09, Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to institute proceedings in respect of that Event of Default;

(3) such Holders offer to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense to be incurred in compliance with such request;

(4) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of indemnity; and

(5) during such sixty (60) day period the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

Section 6.07. Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee or Collateral Agent.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, subject to the Intercreditor Agreement, the Trustee or the Collateral Agent may recover judgment (i) in its own name and (ii)(x) in the case of the Trustee, as trustee of an express trust or (y) in the case of the Collateral Agent, as collateral agent on behalf of each of the Secured Parties, in each case against the Company or any other obligor on the Notes for the whole amount of principal of, premium, if any, and accrued interest, remaining unpaid on, the Notes, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, at the rate set forth in Section 4.01 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel and any other amounts due any such Person under the Collateral Agreements, the Intercreditor Agreement and Section 7.07.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee and the Collateral Agent are authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel) and the Holders allowed in any judicial proceedings relating to the Company or any other obligor upon the Notes, any of their respective creditors or any of their respective property and, subject to the Intercreditor Agreement, shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee or Collateral Agent and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee or Collateral Agent any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, the Collateral Agent, their respective agents and counsel, and any other amounts due any such Person under the Collateral Agreements, the Intercreditor Agreement and Section 7.07. The Company’s payment obligations under this Section 6.09 shall be secured in accordance with the provisions of Section 7.07. Nothing herein contained shall be deemed to authorize the Trustee or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee or the Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities.

If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money in the following order:

First: to the Trustee, the Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 (including payment of all compensation expense, all liabilities incurred and all advances made by the Trustee or the Collateral Agent, as the case may be, and the costs and expenses of collection);

Second: if the Holders are forced to proceed against the Company directly without the Trustee or the Collateral Agent, to Holders for their collection costs;

Third: to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Fourth: to the Company or any other obligor on the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

All parties to this Indenture agree, and each Holder by its acceptance of its Note shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent, as the case may be, for any action taken or omitted by it as Trustee or the Collateral Agent, as the case may be, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, as the case may be, a suit by a Holder pursuant to Section 6.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

Section 6.12. Restoration of Rights and Remedies.

If the Trustee, the Collateral Agent or any Holder has instituted any proceedings to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee, the Collateral Agent, or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee, the Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

ARTICLE SEVEN

TRUSTEE

Section 7.01. Duties of Trustee.

The duties and responsibilities of the Trustee shall be as provided by the TIA and as set forth herein.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties as are specifically set forth in this Indenture and no covenants or obligations shall be implied in or read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, in case of any such certificates or opinions furnished to the Trustee which by the provisions hereof are furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but the Trustee need not conform or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any liability (financial or otherwise). The Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture Documents at the request, order or direction of any Holders unless such Holders have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee against the costs and expenses which may be incurred by it (including repayment of its own funds) in compliance with such request, order or direction.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), (c) and (d) of this Section 7.01.

(f) The Trustee shall not be liable for interest on any money or assets received by it except as the Trustee may agree in writing with the Company. Money and assets held in trust by the Trustee need not be segregated from other funds or assets held by the Trustee except to the extent required by law.

Section 7.02. Rights of Trustee.

Subject to Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may consult with counsel of its selection and may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to Sections 10.04 and 10.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The advice of the Trustee’s counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action that it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company, to examine the books, records and premises of the Company, personally or by agent or attorney and to consult with the officers and representatives of the Company, including the Company’s accountants and attorneys and the Trustee shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(f) The Trustee shall not be required to give any bond or surety in respect of the performance or exercise of its powers or duties hereunder.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company and any resolution of the Board of Directors shall be sufficient if evidenced by a copy of such resolution certified by an Officer of the Company to have been duly adopted and in full force and effect on the date hereof.

(h) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee shall have received from the Company or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 10.02 hereof, and such notice references the Notes and this Indenture. In the absence of any such notice, the Trustee may conclusively assume that no such Default of Event of Default exists.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and under the Indenture Documents, including the Trustee’s officers, directors, agents and employees and each agent, custodian and other Person employed to act hereunder or thereunder. Such rights, privileges, protections, immunities and benefits, including, without limitation, the right to indemnification, together with the Trustee’s right to compensation and reimbursement expenses, shall survive the Trustee’s resignation or removal and final payment of the Notes.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any persons authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The permissive right of the Trustee to take any action under the Indenture Documents shall not be construed as a duty to so act.

(l) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, the Trustee, in its sole discretion, may determine what action, if any, shall be taken.

(m) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officers’ Certificate.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Subsidiary of the Company or its respective Affiliates with the same rights it would have if it were not Trustee or serving in any other such capacity. The Trustee in its individual or any other capacity may also engage in or be interested in any financial or other transaction with the Company, any Subsidiary of the Company or its respective Affiliates and may act as depository, trustee or agent for any committee of Holders of Notes secured hereby or other obligations of the Company as freely as if it were not Trustee or serving in any other such capacity. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11 of this Indenture, and the Trustee is subject to TIA Sections 310(b) and 311.

Section 7.04. Trustee’s Disclaimer.

The Trustee makes no representation as to the validity, adequacy or sufficiency of this Indenture, the Notes, the Collateral Agreements or the Intercreditor Agreement, and it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture, the Notes, the Collateral Agreements, the Intercreditor Agreement or any other documents in connection with the issuance of the Notes, other than the Trustee’s certificate of authentication, which shall be taken as the statement of the Company, and the Trustee assumes no responsibility for their correctness. Nothing herein, including in the recitals hereof, shall impose on the Trustee any obligations of the Company under any agreements, documents or instruments that are part of the Collateral, all of which shall be retained by the Company.

Beyond the exercise of reasonable care in the custody thereof and the fulfillment of its obligations under this Indenture, the Intercreditor Agreement and the Collateral Agreements, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. The Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office or otherwise perfecting or maintaining the perfection of any collateral.

The Trustee makes no representations as to and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Collateral Agreement, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Collateral Agreements, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral, any Collateral Agreements or any agreement or assignment contained in any thereof, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 7.05. Notice of Default.

If a Default or an Event of Default occurs and is continuing and if a Trust Officer has actual knowledge or has received written notice from the Company or any Holder, the Trustee shall mail to each Holder and the Collateral Agent, with a copy to the Company, notice of the Default or Event of Default within thirty (30) days thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer and, except in the case of a failure to comply with Article Five, the Trustee may withhold the notice if and so long as its Board of Directors, the executive committee of its Board of Directors or a committee of its directors and/or Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.

Section 7.06. Reports by Trustee to Holders.

Within sixty (60) days after each March 1, beginning with March 1, 2007, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with TIA Section 313(a). The Trustee also shall comply with TIA Sections 313(b) and (c).

A copy of each report at the time of its mailing to Holders shall be mailed to the Company and filed by the Company with the SEC and each stock exchange or market, if any, on which the Notes are listed or quoted.

The Company shall promptly notify the Trustee in writing if the Notes become listed or quoted on any stock exchange or market and the Trustee shall comply with TIA Section 313(d) and any delisting thereof.

Section 7.07. Compensation and Indemnity.

The Company shall pay to the Trustee, the Collateral Agent, the Paying Agent and the Registrar (each an “Indemnified Party”) from time to time compensation for their respective services as Trustee, Collateral Agent, Paying Agent or Registrar, as the case may be, as agreed in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse each Indemnified Party upon request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it in connection with the performance of its duties under, as the case may be, the Indenture Documents. Such expenses shall include the reasonable fees and expenses of each of such Indemnified Party’s agents and counsel.

The Company hereby indemnifies each Indemnified Party and its agents, employees, stockholders and directors and officers for, and holds each of them harmless against, any loss, cost, claim, liability or expense (including taxes) incurred by any of them except for such actions to the extent caused by any gross negligence or willful misconduct on the part of such Indemnified Party, arising out of or in connection with the Indenture Documents or the administration of this trust, including the reasonable costs and expenses of enforcing this Indenture or the other Indenture Documents against the Company (including this Section 7.07) and defending themselves against any claim or liability in connection with the exercise or performance of any of their rights, powers or duties hereunder or thereunder (including the reasonable fees and expenses of counsel). An Indemnified Party shall notify the Company promptly of any claim asserted against such Indemnified Party for which such Indemnified Party has advised the Trustee that it may seek indemnity hereunder or under the other Indenture Documents. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. At the Indemnified Party’s sole discretion, the Company shall defend the claim and the Indemnified Party shall cooperate and may participate in the defense; provided that any settlement of a claim shall be approved in writing by the Indemnified Party. Alternatively, the Indemnified Party may at its option have separate counsel of its own choosing and the Company shall pay the reasonable fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if it assumes the Indemnified Party’s defense and there is no conflict of interest between or alternative defenses between the Company and the Indemnified Party in connection with such defense as reasonably determined by the Indemnified Party. The Company need not pay for any settlement made without its written consent, which consent shall not be unreasonably withheld.

To secure the Company’s payment obligations in this Section 7.07, each Indemnified Party shall have a lien prior to the Notes on all monies, property or Collateral held or collected by the Trustee, in its capacity as Trustee, except assets or money held in trust to pay principal of or interest on particular Notes which have been called for redemption.

When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) occurs, such expenses (including the reasonable fees and expenses of its counsel) and the compensation for such services are intended to constitute expenses of administration under any Bankruptcy Code.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture, termination of the Collateral Agreements or the other Indenture Documents or the resignation or removal of the Trustee, Collateral Agent, Paying Agent or the Registrar.

The Trustee shall comply with the provisions of TIA Section 312(b)(2) to the extent applicable.

“Trustee” for purposes of this Section 7.07 shall include any predecessor Trustee; provided, however, that the bad faith, gross negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08. Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor Trustee. The Company, by a Board Resolution, may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10;

(2)	the Trustee is adjudged bankrupt or insolvent;

(3)	a receiver or other public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of acting with respect to the Notes.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall notify each Holder in writing of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all rights, powers, trusts, duties and obligations of the retiring Trustee and shall such retiring Trustee duly assign, transfer and deliver to such successor Trustee all property and money held by such Trustee so ceasing to act hereunder subject nevertheless to its lien, if any, provided for in Section 7.07. Upon written request of the Company or the successor Trustee, such retiring Trustee shall at the expense of the Company and upon payment of the charges of the Trustee then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

If a successor Trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, the retiring Trustee, at the Company’s expense, the Company or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Company shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders in writing. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office and its notice address for purposes of Section 10.02.

Notwithstanding any resignation or replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the resulting, surviving or transferee Person without any further act shall, if such resulting, surviving or transferee Person is otherwise eligible hereunder, be the successor Trustee; provided, however, that such Person shall be otherwise qualified and eligible under this Article Seven.

In case any Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10. Eligibility; Disqualification.

(a) This Indenture shall always have a Trustee who satisfies the requirements of TIA Sections 310(a)(1), (2), (3) and (5). The Trustee (or, in the case of a corporation included in a bank holding company system, the related bank holding company) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of such bank holding company, shall meet the capital requirements of TIA Section 310(a)(2). The Trustee shall comply with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met. The provisions of TIA Section 310 shall apply to the Company, as obligor of the Notes.

(b) If the Trustee has or acquires a conflicting interest within the meaning of the TIA, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture.

Section 7.11. Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12. Trustee as Paying Agent and Collateral Agent.

References to the Trustee in Sections 7.01, 7.02, 7.03, 7.04, 7.07 and 7.08 and the first paragraph of Section 7.09 shall include the Trustee in its role as Paying Agent, as Registrar and as Collateral Agent.

Section 7.13. Co-Trustees, Co-Collateral Agent and Separate Trustees and Collateral Agent.

(a) At any time or times, for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, the Company, the Trustee and the Collateral Agent shall have the power to appoint, and, upon the written request of the Trustee, the Collateral Agent or of the Holders of at least 25% in principal amount of the Notes outstanding, the Company shall for such purpose, join with the Trustee or the Collateral Agent, as the case may be, in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint, one or more Persons approved by the Trustee either to act as co-trustee, jointly with the Trustee, of all or any part of the Collateral, to act as co-collateral agent, jointly with the Collateral Agent, or to act as separate trustees or Collateral Agent of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in the capacity aforesaid, any property, title, right or power, deemed necessary or desirable, subject to the other provisions of this Section 7.13. If the Company does not join such appointment within 15 days after the receipt by it of a request to do so, or if an Event of Default shall have occurred and be continuing, the Trustee or the Collateral Agent alone shall have the power to make such appointment.

(b) Should any written instrument from the Company be required by any co-trustee, co-collateral agent or separate trustee or separate collateral agent so appointed for more fully confirming to such co-trustee or separate trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company.

(c) Every co-trustee, co-collateral agent or separate trustee or separate collateral agent shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms, namely:

(i) The Notes shall be authenticated and delivered, and all rights, powers, duties and obligations hereunder in respect of the custody of securities, cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely, by the Trustee.

(ii) The rights, powers, duties and obligations hereby conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee or separate trustee, or by the Collateral Agent and such co-collateral agent or separate collateral agent, jointly as shall be provided in the instrument appointing such co-trustee or separate trustee or co-collateral agent or separate collateral agent, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such co-trustee or separate trustee, collateral agent or co-collateral agent or separate collateral agent.

(iii) The Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Company evidenced by a Board Resolution, may accept the resignation of or remove any co-trustee or separate trustee appointed under this Section 7.13, and, in case an Event of Default has occurred and is continuing, the Trustee shall have power to accept the resignation of, or remove, any such co-trustee, co-collateral agent, separate trustee or separate collateral agent without the concurrence of the Company. Upon the written request of the Trustee, the Company shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to effectuate such resignation or removal. A successor to any co-trustee, co-collateral agent, separate trustee or separate collateral agent so resigned or removed may be appointed in the manner provided in this Section 7.13.

(iv) Neither the Trustee nor any co-trustee, co-collateral agent or separate trustee or separate collateral agent hereunder shall be personally liable by reason of any act or omission of any other such trustee or collateral agent hereunder.

(v) Any act of Holders delivered to the Trustee shall be deemed to have been delivered to each such co-trustee or separate trustee and any act of Holders delivered to the Collateral Agent shall be deemed to have been delivered to each such co-collateral agent or separate collateral agent.

Section 7.14. Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other Persons as to other matters and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion, or representation by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel or representation by counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

ARTICLE EIGHT

SATISFACTION AND DISCHARGE OF INDENTURE

Section 8.01. Legal Defeasance and Covenant Defeasance.

(a) The Company may, at its option and at any time, elect to have either clause (b) or clause (c) below be applied to the outstanding Notes upon compliance with the applicable conditions set forth in clause (d).

(b) Upon the Company’s exercise under clause (a) of the option applicable to this clause (b), the Company shall be deemed to have been released and discharged from its obligations with respect to the outstanding Notes and the Collateral Agreements on the date the applicable conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of the Sections and matters under this Indenture referred to in clause (i) and (ii) below, and the Company shall be deemed to have satisfied all its other obligations under such Notes and this Indenture and the Collateral Agreements, except for the following which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in clause (d) below and as more fully set forth in such clause, payments in respect of the principal of, and premium, if any, and interest on such Notes when such payments are due, (ii) obligations listed in Section 8.03, subject to compliance with this Section 8.01, (iii) the Legal Defeasance provisions of this Section 8.01 and (iv) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent and the Company’s obligations in connection therewith. The Company may exercise its option under this clause (b) notwithstanding the prior exercise of its option under clause (c) below with respect to the Notes.

(c) Upon the Company’s exercise under clause (a) of the option applicable to this clause (c), the Company and its Restricted Subsidiaries shall be released and discharged from their obligations under any covenant contained in Section 4.05 (other than clause (c) thereof), Sections 4.08 through 4.17, Sections 4.19 through 4.22 and Section 5.01(2), with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed to be not “outstanding” for the purpose of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under clause (a) hereof of the option applicable to this clause (c), subject to the satisfaction of the conditions set forth in clause (d) below, Sections 6.01(3), (4), (5), and Sections 6.01(8) through (9) shall not constitute Events of Default.

(d) The following shall be the conditions to application of either clause (b) or clause (c) above to the outstanding Notes:

(1) The Company shall have irrevocably deposited in trust with the Trustee, pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee, U.S. Legal Tender or non-callable U.S. Government Obligations or a combination thereof, in such amounts and at such times as are sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, the outstanding Notes on the stated dates for payment or redemption, as the case may be; provided, however, that the Trustee (or other qualifying trustee) shall have received an irrevocable written order from the Company instructing the Trustee (or other qualifying trustee) to apply such U.S. Legal Tender or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes to maturity or redemption;

(2) No Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this clause (d) (except such Default or Event of Default resulting from the failure to comply with Section 4.08 as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(3) Such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default here under or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(4) (i) In the event the Company elects clause (b) above, the Company shall deliver to the Trustee an Opinion of Counsel in the United States of America, in form and substance reasonably satisfactory to the Trustee, to the effect that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall state that, Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance contemplated hereby and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred or (ii) in the event the Company elects clause (c) above, the Company shall deliver to the Trustee an Opinion of Counsel in the United States, in form and substance reasonably satisfactory to the Trustee, to the effect that Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance contemplated hereby and shall be subject to federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(5) The Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit under clause (1) of this clause (d) was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(6) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with; and

(7) The Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit under clause (1) of this clause (d) does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Notwithstanding the foregoing, the Opinion of Counsel required by Section 8.01(d)(4)(i) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) shall become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event all or any portion of the Notes are to be redeemed through such irrevocable trust, the Company must make arrangements reasonably satisfactory to the Trustee, at the time of such deposit, for the giving of the notice of such redemption or redemptions by the Trustee in the name and at the expense of the Company.

Section 8.02. Satisfaction and Discharge.

In addition to the Company’s rights under Section 8.01, the Company may terminate all of its obligations under this Indenture (subject to Section 8.03), and this Indenture, the Notes, the Intercreditor Agreement and the Collateral Agreements, and all Liens created thereunder, shall be discharged and shall cease to be in effect when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) shall become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and premium, if any, and interest on, the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under this Indenture and the Collateral Agreements by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Section 8.03. Survival of Certain Obligations.

Notwithstanding the satisfaction and discharge of this Indenture and of the Notes referred to in Section 8.01 or 8.02, the respective obligations of the Company and the Trustee under Sections 2.03, 2.04, 2.05, 2.06, 2.07 and 2.08, Sections 7.07 and 7.08 and Sections 8.05, 8.06 and 8.07 shall survive until the Notes are no longer outstanding, and thereafter the obligations of the Company and the Trustee under Sections 7.07, 8.04, 8.05 and 8.06 and 8.07 shall survive.

Section 8.04. Acknowledgment of Discharge by Trustee.

Subject to Section 8.07, after (i) the conditions of Section 8.01 or 8.02 have been satisfied, (ii) the Company has paid or caused to be paid all other sums payable hereunder by the Company and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent referred to in clause (i) above relating to the satisfaction and discharge of this Indenture have been complied with, the Trustee, upon written request, shall acknowledge in writing the discharge of the Company’s obligations under this Indenture except for those surviving obligations specified in Section 8.03 and the Collateral Agent shall execute and deliver to the Company any document reasonably requested by the Company to effect or evidence any release and discharge of Lien or Collateral Agreement contemplated by Section 11.05.

Section 8.05. Application of Trust Moneys.

The Trustee shall hold any U.S. Legal Tender or U.S. Government Obligations deposited with it in the irrevocable trust established pursuant to Section 8.01. The Trustee shall apply the deposited U.S. Legal Tender or the U.S. Government obligations, together with earnings thereon, through the Paying Agent, in accordance with this Indenture and the terms of the irrevocable trust agreement established pursuant to Section 8.01, to the payment of principal of, premium, if any, and interest on the Notes. Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.01(d) which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.01 or 8.02 or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of outstanding Notes.

Section 8.06. Repayment to the Company; Unclaimed Money.

Subject to Sections 7.07, 8.01 and 8.02, the Trustee and the Paying Agent shall promptly pay to the Company upon written request from the Company any excess U.S. Legal Tender or U.S. Government Obligations held by them at any time. The Trustee and the Paying Agent shall pay to the Company, upon receipt by the Trustee or the Paying Agent, as the case may be, of a written request from the Company any money held by it for the payment of principal, premium, if any, or interest that remains unclaimed for two years after payment to the Holders is required, without interest thereon; provided, however, that the Trustee and the Paying Agent before being required to make any payment may, but need not, at the expense of the Company cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least thirty (30) days from the date of such publication or mailing, any unclaimed balance of such money then remaining shall be repaid to the Company, without interest thereon. After payment to the Company, Holders entitled to money must look solely to the Company for payment as general creditors unless an applicable abandoned property law designated another Person, and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

Section 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and each other Indenture Document to which such person is a party shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 or 8.02 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with Section 8.01 or 8.02; provided, however, that if the Company has made any payment of premium, if any, or interest on or principal of any

Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01. Without Consent of Holders.

From time to time, the Company, the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement or the Intercreditor Agreement, the Collateral Agent, without the consent of the Holders, may amend, modify or supplement this Indenture, the Notes, the Intercreditor Agreement and the Collateral Agreements:

(1) to cure any ambiguity, defect or inconsistency contained therein;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s obligations to Holders in accordance with Section 5.01;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under this Indenture, the Notes, the Intercreditor Agreement or the Collateral Agreements;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture, the Notes, the Intercreditor Agreement or the Collateral Agreements to any provision of the “Description of the Notes” section of the Offering Circular to the extent that such provision in the “Description of the Notes” section of the Offering Circular was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Intercreditor Agreement or the Collateral Agreements;

(7) to allow any Subsidiary or any other Person to guarantee the Notes; or

(8) if necessary, in connection with any addition or release of Collateral permitted under the terms of this Indenture, the Intercreditor Agreement or Collateral Agreements,

so long as such amendment, modification or supplement does not, in the opinion of the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement or the Intercreditor Agreement, the Collateral Agent, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, each of the Trustee and, if such amendment, modification or supplement relates to any Collateral Agreement or the Intercreditor Agreement, the Collateral Agent, will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel.

After an amendment, modification, waiver or supplement under this Section 9.01 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, modification, waiver or supplement. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, modification, waiver or supplement.

Section 9.02. With Consent of Holders.

The Company, when authorized by a Board Resolution, and the Trustee, or the Collateral Agent, as applicable, together, with the written consent of the Holder or Holders of at least a majority in aggregate principal amount of the outstanding Notes, may amend or supplement this Indenture, the Notes, any Collateral Agreement or the Intercreditor Agreement without notice to any other Holders. The Holder or Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with any provision of this Indenture, any Collateral Agreement, the Intercreditor Agreement or the Notes without notice to any other Holder. However, no amendment, supplement or waiver, including a waiver pursuant to Section 6.04, shall without the consent of each Holder of each Note affected thereby:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Notes;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest (including default interest) on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control, make or consummate an Excess Cash Flow Offer with respect to any fiscal year of the Company following the ending thereof, make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated, or make and consummate an IPO Offer following an Initial Public Offering or, modify any of the provisions or definitions with respect thereto;

(7) subordinate the Notes in right of payment to any other Indebtedness of the Company;

(8) release all or substantially all of the Collateral otherwise than in accordance with the terms of this Indenture, the Intercreditor Agreement and the Collateral Agreements; or

(9) make any change to Section 9.01 or this Section 9.02.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03. Compliance with TIA.

Every amendment, waiver or supplement of this Indenture, the Notes, the Collateral Agreements or the Intercreditor Agreement shall comply with the TIA as then in effect; provided, however, that this Section 9.03 shall not of itself require that this Indenture or the Trustees be qualified under the TIA or constitute any admission or acknowledgment by any party hereto that any such qualification is required prior to the time this Indenture and the Trustee are required by the TIA to be so qualified.

Section 9.04. Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note or portion of such Note by written notice to the Trustee and the Company received before the date on which the Trustee and if such amendment, waiver or supplement relates to any Collateral Agreement or the Intercreditor Agreement, the Collateral Agent, receives an Officers’ Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. An amendment, waiver or supplement shall become effective upon receipt by the Trustee or the Collateral Agent, as the case may be, of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes or such Officers’ Certificate, whichever first occurs, and the execution thereof by the Trustee or the Collateral Agent, as the case may be.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than ninety (90) days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (1) through (10) of Section 9.02, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and premium, if any, and interest on, a Note, on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 9.05. Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver the Note to the Trustee. The Trustee at the written direction of the Company may place an appropriate notation on the Note about the changed terms and return it to the

Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make an appropriate notation, or issue a new Note, shall not affect the validity and effect of such amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06. Trustee to Sign Amendments, Etc.

The Trustee and/or the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee or the Collateral Agent, as the case may be, may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the rights, duties or immunities of the Trustee or the Collateral Agent, as the case may be, under this Indenture, the Intercreditor Agreement or any Collateral Agreement. The Trustee or the Collateral Agent, as the case may be, shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall also state that the amendment or supplement is a valid and enforceable obligation of the Company. Such Opinion of Counsel shall not be an expense of the Trustee or the Collateral Agent, as the case may be, and shall be paid for by the Company.

Section 9.07. Conformity with Trust Indenture Act.

Every supplemental indenture executed pursuant to this Article Nine shall conform to the requirements of the TIA as then in effect.

ARTICLE TEN

MISCELLANEOUS

Section 10.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control. Any provision of the TIA which is required to be included in a qualified Indenture, but not expressly included herein, shall be deemed to be included by this reference.

Section 10.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or first-class mail, or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company:

CitiSteel USA Holdings, Inc.

4001 Philadelphia Pike

Claymont, Delaware 19703

Attention: Jeff Bradley

Facsimile Number: (302) 792-1195

if to the Trustee:

The Bank of New York

101 Barclay Street - 8th Floor West

New York, NY 10286

Attn: Corporate Trust Administration

Facsimile Number: (212) 815-5707

if to the Collateral Agent:

The Bank of New York

101 Barclay Street - 8th Floor West

New York, NY 10286

Attn: Corporate Trust Administration

Facsimile Number: (212) 815-5707

Each of the Company, the Trustee and the Collateral Agent by written notice to each other may designate additional or different addresses for notices to such Person. Any notice or communication to the Company, the Trustee or the Collateral Agent shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if faxed; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address or a notice sent by mail to the Trustee shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Holder shall be mailed to such Holder by first class mail or other equivalent means at such Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 10.03. Communications by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture, any Collateral Agreement, the Intercreditor Agreement or the Notes. The Company, the Trustee, the Collateral Agent, the Registrar and any other Person shall have the protection of TIA Section 312(c).

Section 10.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or the Collateral Agent, as the case may be, to take any action under this Indenture, any Collateral Agreement or any other Indenture Document, the Company shall furnish to the Trustee or the Collateral Agent, as the case may be, upon request:

(1) an Officers’ Certificate, in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as the case may be, stating that, in the opinion of the signers, all conditions precedent to be performed by the Company, if any, provided for in this Indenture, any Collateral Agreement or any other Indenture Document relating to the proposed action have been complied with; and

(2) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent to be performed by the Company, if any, provided for in this Indenture, any Collateral Agreement or any other Indenture Document relating to the proposed action have been complied with.

Section 10.05. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, any Collateral Agreement or any other Indenture Document other than the Officers’ Certificate required by Section 4.06, shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he has made such examination or investigation as is reasonably necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to such matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials and provided, further, that an Opinion of Counsel may have qualifications for opinions of the type required.

Section 10.06. Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Holders. The Paying Agent or Registrar may make reasonable rules for its functions.

Section 10.07. Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE.

Section 10.08. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 10.09. No Recourse Against Others.

No past, present or future director, officer, employee, stockholder or incorporator of the Company or of the Trustee shall have any liability for any obligations of the Company under the Notes, the Collateral Agreements, the Intercreditor Agreement or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 10.10. Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of each of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 10.11. Duplicate Originals.

All parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 10.12. Severability.

In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 10.13. Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE, THE NOTES, THE COLLATERAL AGREEMENTS, THE INTERCREDITOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE.

Section 10.14. Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and loss of utilities; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under such circumstances.

ARTICLE ELEVEN

SECURITY

Section 11.01. Grant of Security Interest.

(a) To secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law) on the Notes and the performance of all other Obligations of the Company to the Holders, the Collateral Agent or the Trustee under this Indenture, the Collateral Agreements, and the Notes, the Company hereby covenants to cause the Collateral Agreements to be executed and delivered concurrently with this Indenture. The Collateral Agreements shall provide for the grant by the Company to the Collateral Agent of a security interest in the Collateral. Notwithstanding anything to the contrary herein, no Collateral shall consist of any Excluded Assets.

(b) The Trustee and each Holder, by its acceptance of a Note, consents and agrees to the terms of each Collateral Agreement and the Intercreditor Agreement, as the same may be in effect or may be amended from time to time in accordance with their respective terms, and authorizes and directs the Collateral Agent to enter into this Indenture, the Collateral Agreements and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done, at its sole cost and expense, all such actions and things as may be necessary or proper, or as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Collateral Agent the security interests in the Collateral contemplated hereby and by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreement. The Company shall, and shall cause each of its Restricted Subsidiaries to, take any and all actions required or as may be requested by the Collateral Agent to cause the Collateral Agreements to create and maintain, as security for the Obligations contained in this Indenture, the Notes and the Collateral Agreements valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons other than as set forth in the Intercreditor Agreement, and subject to no other Liens, in each case, except as expressly provided herein or therein.

Section 11.02. Recording and Opinions.

(a) The Company shall, and shall cause each of its Restricted Subsidiaries to, at its sole cost and expense, take or cause to be taken all action required to perfect, maintain, preserve and protect the security interests in the Collateral granted by the Collateral Agreements, including (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Collateral Agent, and the Trustee under this Indenture and the Collateral Agreements to all property comprising the Collateral, and (ii) the delivery of the certificates evidencing the securities pledged under the Security Agreement, duly endorsed in blank, it being understood that concurrently with the execution of this Indenture the Company and its Restricted Subsidiaries have delivered financing statements for filing by the Initial Purchaser or its agents. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Collateral Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(b) The Company shall furnish to the Trustee, at such time as required by TIA Section 314(b) and, as reasonably requested by the Trustee, promptly after the execution and delivery of any other instrument of further assurance or amendment granting, perfecting, protecting, preserving or making effective a security interest pursuant to any Collateral Agreement, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, this Indenture and the Collateral Agreements, financing statements and fixture filings then executed and delivered, as applicable, and all other instruments of further assurance or amendment then executed and delivered have been properly recorded, registered and filed, and all certificates evidencing securities pledged to the Trustee for the benefit of itself and the Holders under the Security Agreement have been delivered and duly endorsed in blank, to the extent necessary to perfect the security interests created by this Indenture and the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that as to such Collateral Agreements and such other instruments, such recording, registering, filing and delivery are the only recordings, registerings, filings and deliveries necessary to perfect such security interest and that no re-recordings, re-registerings, re-filings or re-deliveries are necessary to maintain such perfection, and further stating that all financing statements and continuation statements have been executed and filed, and all such certificates have been delivered, that are necessary fully to preserve and protect the rights of and perfect such security interests of the Trustee for the benefit of itself and the Holders, under the Collateral Agreements or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect any security interest created under this Indenture, the Notes or any of the Collateral Agreements as intended by this Indenture, the Notes or any such Collateral Agreement.

(c) The Company shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within one month of June 30 of each year, commencing June 30, 2007, an Opinion of Counsel either (i) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given have been taken or (ii) stating that, in the Opinion of such Counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Collateral Agreements.

Section 11.03. Release of Collateral.

(a) The Collateral Agent shall not at any time release Collateral from the security interests created by the Collateral Agreements unless such release is in accordance with the provisions of this Indenture and the applicable Collateral Agreements or the Intercreditor Agreement.

(b) Subject to the Intercreditor Agreement, at any time when a Default or an Event of Default shall have occurred and be continuing, no release of Collateral pursuant to the provisions of this Indenture and the Collateral Agreements shall be effective as against the Holders.

(c) The release of any Collateral from the terms of the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Agreements or the Intercreditor Agreement. To the extent applicable, the Company shall cause TIA Section 314(d) relating to the release of property from the security interests created by this Indenture and the Collateral Agreements to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee in the exercise of reasonable care. A Person is “independent” if such Person (a) is in fact independent, (b) does not have any direct financial interest or any material indirect financial interest in the Company or in any Affiliate of the Company and (c) is not an officer, employee, promoter, underwriter, trustee, partner or director or person performing similar functions to any of the foregoing for the Company. The Trustee and the Collateral Agent shall be entitled to receive and rely upon a certificate provided by any such Person confirming that such Person is independent within the foregoing definition.

(d) Notwithstanding any provision to the contrary herein, Collateral comprised of accounts receivable, inventory or (prior to the occurrence and during the continuance of an Event of Default) the proceeds of the foregoing shall be subject to release upon sales of such inventory and collection of the proceeds of such accounts receivable in the ordinary course of business. If requested in writing by the Company, the Trustee shall instruct the Collateral Agent to execute and deliver such documents, instruments and statements and to take all such other actions promptly upon receipt of such instructions from the Trustee as the Company may reasonably request to evidence or confirm that the Collateral falling under this Section 11.03 has been released from the Liens of each of the Collateral Agreements.

Section 11.04. Specified Releases of Collateral.

Subject to Section 11.03, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Collateral Agreements and the Intercreditor Agreement, or as provided hereby. Upon the request of the Company pursuant to an Officers’ Certificate and an Opinion of Counsel certifying that all conditions precedent hereunder have been met and without the consent of any Holder, the Company will be entitled to releases of assets included in the Collateral from the Liens securing the obligations under the Notes under any one or more of the following circumstances:

(1) to enable the Company to consummate asset sales or dispositions that are not Asset Sales or that are Asset Sales permitted under Section 4.10;

(2) if the Company exercises its legal defeasance option or covenant defeasance option pursuant to Section 8.01;

(3) upon satisfaction and discharge of this Indenture in accordance with Section 8.02 or payment in full in cash of the principal of, and premium, if any, accrued and unpaid interest on, the Notes and all other Obligations that are then due and payable; or

(4) as required pursuant to the terms of the Intercreditor Agreement.

Upon receipt of such Officers’ Certificate and such Opinion of Counsel and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements and the Intercreditor Agreement.

Section 11.05. Release upon Satisfaction or Defeasance of All Outstanding Obligations.

The Liens on, and pledges of, all Collateral will also be terminated and released upon (i) payment in full of the principal of, premium, if any, on, accrued and unpaid interest on the Notes and all other Obligations hereunder and the Collateral Agreements that are due and payable at or prior to the time such principal, premium, if any, accrued and unpaid interest are paid, (ii) a satisfaction and discharge of this Indenture as described above under Section 8.02 and (iii) the occurrence of a Legal Defeasance or Covenant Defeasance as described above under Section 8.01.

Section 11.06. Form and Sufficiency of Release.

In the event that the Company has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company, and the Company requests in writing the Collateral Agent to furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture, the Intercreditor Agreement and the Collateral Agreements, the Collateral Agent shall execute, acknowledge and deliver to the Company (in proper form prepared by the Company) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture and of the Collateral Agreements.

Section 11.07. Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 11.08. Authorization of Actions To Be Taken by the Collateral Agent Under the Collateral Agreements.

The Bank of New York is hereby appointed Collateral Agent. Subject to the provisions of the applicable Collateral Agreements and the Intercreditor Agreement, the Trustee and each Holder, by acceptance of its Note(s) agrees that (a) the Collateral Agent shall execute and deliver the Collateral Agreements and the Intercreditor Agreement and act in accordance with the terms thereof, (b) the Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Agreements or the Intercreditor Agreement and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder and under the Notes, the Intercreditor Agreement and the Collateral Agreements and (c) the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Agreements, the Intercreditor Agreement or this Indenture, and suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Collateral Agent, the Holders or the Trustee). Notwithstanding the foregoing, the Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement.

Section 11.09. Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Agreements and the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

Section 11.10. Intercreditor Agreement.

This Article Eleven, the Security Agreement and the Stock Pledge Agreement are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

CITISTEEL USA HOLDINGS, INC.

By:	/s/ Jeff Bradley
Name:	Jeff Bradley
Title:	Chief Executive Officer

Indenture

THE BANK OF NEW YORK,
as Trustee and Collateral Agent

By:	/s/ Julie Salovitch-Miller
Name:	Julie Salovitch-Miller
Title:	Vice President

Indenture